EXHIBIT 10.1

REVENUE PAYMENT AGREEMENT

This Revenue Payment Agreement (“Agreement”) is entered into as of April 17, 2014, by and between AEG Live LLC (“AEG”), and Premier Exhibition Management LLC (“PEM”) (collectively, the “Parties”).

Whereas, the Parties to this Agreement are parties, with AEG Exhibitions LLC, Arts and Exhibitions International, LLC and PEM Newco LLC, to that certain purchase agreement dated April 20, 2012 and the Exhibits thereto (the “Purchase Agreement”);

Whereas, in consideration for the assets transferred from AEG to PEM pursuant to the Purchase Agreement, PEM executed a Promissory Note in favor of AEG;

Whereas, the Parties have agreed to terminate the Promissory Note as of the date of this Agreement;

Whereas, the Parties have agreed that in lieu of the obligations contained in the Promissory Note, PEM will pay to AEG an agreed upon percentage of the revenues derived from certain travelling exhibitions that were the subject of the Purchase Agreement;

Now therefore, the Parties agree to the following terms and conditions contained herein.  Capitalized terms used but otherwise not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

1)	Term. The Term of this Agreement shall commence on the date of full execution of this Agreement and end on April 20, 2017.

2)	Payment Provisions. PEM shall make the following payments to AEG during the Term:

a)	Net Revenues from Future Bookings.

i)
PEM shall pay to AEG a royalty of 90% of the Future Booking Net Revenues generated from the operation of the Exhibitions, including those booked pursuant to a renewal or extension with the Rights Holder (the “Future Bookings”).  “Future Booking Net Revenues” shall mean 100% of all revenues received by PEM and its affiliates from Future Bookings from whatever source derived (including merchandise, sponsorships and other ancillary revenue streams) less Direct Expenses.  “Direct Expenses” for purposes of this Section 2(a)(i) shall mean all direct, non-overhead, costs of promoting, operating and exploiting the Exhibitions, including venue/museum fees and expenses, external advertising and marketing, shipping/transportation of the artifacts and exhibitry, install, de-install and other production expenses, and other expenses customarily incurred for the presentation and exploitation of touring exhibitions.  It is agreed by the parties that all bookings for the Real Pirates exhibition, as such is defined in the Purchase Agreement, shall be treated as a Future Booking, regardless of whether such booking is a Contributed Booking or a Pending Booking as defined in the Agreement.

ii)
PEM shall pay AEG its share of Future Booking Net Revenues hereunder within sixty (60) days after the final settlement of each applicable Exhibition Future Booking (which settlement shall not be later than ninety (90) days following the close of the applicable booking) (each, an “AEG Future Booking Settlement Date”).

b)	Future Project Net Revenues.

i)
PEM shall pay to AEG a royalty of twenty percent (20%) of Future Project Net Revenues (the “New Content Commission”). “Future Project Net Revenues” shall mean all revenues received by PEM or its affiliates from whatever source (including merchandise, sponsorships and other ancillary revenue streams) associated with the Future Projects as such term is defined in the Purchase Agreement, less Direct Expenses.  “Direct Expenses” for purposes of this Section 2(b)(i) shall mean all direct, non-overhead, costs associated with designing, building, promoting, operating and exploiting such Future Projects that are incurred by PEM or its affiliates including without limitation venue/museum fees and expenses, external advertising and marketing, shipping/transportation, install, de-install and other production expenses, rights fees, license fees, commissions, use fees and other amounts payable to obtain necessary exhibition rights, trademark and patent licenses, concept and design licenses, and other expenses customarily incurred in such Future Projects and accounted for in accordance with U.S. GAAP. For the avoidance of doubt, personnel included as Direct Expenses for purposes of this Section shall only include the cost of local labor as part of install, de-install and other production expenses for each Future Project who are not regular, salaried employees of PEM or any of its affiliates.

ii)
For purposes of clarification, Future Projects and the related New Content Commission payable to AEG relate solely to the AEI-owned plans for future exhibition or other entertainment projects, as set forth on Exhibit H to the Purchase Agreement.  AEG shall have no interest in nor shall it receive commissions from any other new exhibition or other entertainment project that PEM or its affiliates may develop after the Closing Date without reference to the Future Projects IP.

iii)
The exhibition of each Future Project shall be fully cross-collateralized across each venue booking for that Future Project.  Future Projects with two or more venue bookings shall be referred to for purposes of this Agreement as a “Future Project Tour.”  PEM shall settle each Future Project on a per venue booking basis and shall provide a settlement statement to AEG no later than sixty (60) days after the close of the Future Project at each venue.  Settlement funds for each venue booking shall be held by PEM in escrow in a segregated bank account for the benefit of AEG until the sooner in time to occur of the final venue booking of that Future Project Tour or the end of the Term, if the Future Project Tour has venue bookings on dates extending beyond the end of the Term  (“Final Future Project Tour Date”).   No later than sixty (60) days after the final settlement of the Final Future Project Tour Date, PEM shall provide a final settlement of the entire Future Project Tour and payment to AEG of the New Content Commission.

c)
AEG and PEM agree that PEM may produce an exhibition derivative of the ”Real Pirates” exhibition, referred to for purposes of this Agreement as “Pirates II.”  “Pirates II” means one exhibit consisting of approximately 150 artifacts on loan to PEM pursuant to an agreement between AEI and Barry Clifford, presented in venues with approximately 5000-9000 square feet of exhibition space and touring simultaneously with the Real Pirates exhibition.  PEM shall pay AEG a royalty for Pirates II in accordance with 2(b) above as though Pirates II is a Future Project.  Any additional Pirates exhibition, with the exception of Pirates I, shall be treated as a Future Project.

d)
For the avoidance of doubt, the royalties payable by PEM to AEG under this Section 2 shall be net of any profit share, repayment obligation and/or interest payable by PEM to any co-investor and/or financing party in the applicable project.

3)	PEM Management Fee.

a)
AEG shall pay to PEM the PEM Management Fee (as defined in Section 3(b) below) on a quarterly basis in advance, so long as there are no amounts due and owing from PEM to AEG as of the date payment of the PEM Management Fee is due.  PEM shall invoice AEG on a quarterly basis for such PEM Management Fee.    If AEG receives an invoice for the PEM Management Fee at such time as there are amounts due and owing from PEM to AEG, AEG will send the payment for the PEM Management Fee within a reasonable time after AEG receives payment from PEM for the outstanding receivables.   PEM shall not be entitled to offset amounts owed by AEG for the PEM Management Fee from other amounts owed by PEM to AEG set forth in this Agreement without the prior written consent of AEG.

b)
PEM agrees to operate and manage the Future Bookings and the Future Projects in good faith from and after the effective date of this Agreement using its commercially reasonable efforts to maximize the applicable Net Revenues.  The maximization of Net Revenues shall include PEM using commercially reasonable efforts to secure agreements with venues for the display of the Exhibitions and the Future Projects throughout the Term.  In consideration thereof, PEM shall be entitled to retain the following management fee for each calendar year (the “PEM Management Fee”): (i) a fee of five percent (5%) of Gross Revenues (after deducting any applicable Booking Fees) for calendar year 2012; and (ii) ten percent (10%) of Gross Revenues (after deducting any applicable Booking Fees) for each calendar year thereafter; provided that the PEM Management Fee shall in no event be less than the following minimum guaranteed fees in each such year that there is a venue booking of an Exhibition or a Future Project: $500,000 in calendar year 2014; and $125,000 for each of calendar years 2015 and 2016.

c)
 For purposes of calculating the PEM Management Fee, “Gross Revenues” shall include without limitation the following revenues received by or on behalf of PEM from the licensing and exploitation of the Exhibitions: performance/exhibition/license fees and/or guarantees, overages, bonuses, back-ends and other monies, merchandise sales, audio tour revenue, photo concessions, sponsorships and other ancillary revenue streams.

4)
Compliance with laws/Cooperation.  The Parties shall comply with all applicable laws, policies, rules, and regulations in the fulfillment of their obligations under this Agreement.  The Parties shall consult with each other, cooperate with each other and keep each other informed on an ongoing and continuous basis with respect to their activities and responsibilities in connection with the Exhibitions and the Future Projects.

5)
Full Audit Rights.  PEM shall provide AEG, at all reasonable times for up to two (2) years after the close of each of the Exhibitions and any Future Project, full and complete access to Exhibition-related and Future Project related books and records for inspection and copying.

6)
 Indemnification.  Each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and its shareholders, affiliates, officers, agents, directors, owners and employees (the “Indemnitees”) harmless from (a) any third party claim(s), losses, damages, liabilities, demands, suits and expenses (collectively, “Claims”) arising out of or related to the (i) breach of any of the covenants, representations or obligations of the Indemnifying Party under this Agreement, or (ii) the negligent or willful misconduct of the Indemnifying Party or its employees, representatives, agents, or contractors in connection with the Exhibitions or the Future Projects, provided however, in no event shall any Indemnifying Party be responsible for any claims arising out of or related to (x) to the negligence or willful misconduct of any such Indemnitees.  This provision shall survive any termination of this Agreement.

7)
Insurance.  Each Party shall maintain, at its own cost, the following insurance policies: (a) a customary comprehensive general liability insurance policy (covering bodily injury, property damage, and advertisement injury) with per occurrence limits of not less than $5,000,000 with respect to bodily injury or death to any number of persons in any one accident or occurrence; (b) business automobile liability insurance with a limit of not less than $1,000,000 per occurrence combined bodily injury and property damage and covering all owned, non-owned and hired vehicles; and (c) employee liability insurance in an amount of no less than $2,000,000 and workers compensation insurance in the amount required by statute.  Each Party shall name the other Party and its respective parent companies, subsidiaries, affiliates, officers, directors, representatives and employees as additional insureds on the insurance policies it is obligated to provide under (a) and (b) above.

8)
Confidentiality.  The Parties agree to keep confidential the terms of this transaction and all information provided by such Parties in connection therewith and no Party hereto shall disclose the same to any other Party except (i) as may be required pursuant to a valid court order or otherwise by law; and (ii) as necessary in the fulfillment of the terms hereof to their respective legal counsel and business advisers (who shall be informed of and bound by this confidentiality provision).  The Parties agree to endeavor to coordinate all publicity in connection with the transactions contemplated herein, it being understood that no Party shall issue any press release or other public notice without the prior written consent of the other Party.

9)	Notices. All notices, requests, demands or other communications required or permitted hereunder shall be provided in accordance with Section 18 of the Purchase Agreement.

10)
Governing Law. The validity, interpretation and performance of this Note shall be determined in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary.

11)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

12)	Headings. The headings in this Agreement are included for convenience of reference only and shall have no effect on the interpretation of any of the provisions hereof.

13)
Entire Agreement. This Agreement, the Purchase Agreement and the Exhibits to the Purchase Agreement contain the entire agreement among the parties hereto with respect to the subject matters hereof and thereof and supersede all prior negotiations, discussions, agreements, letters of intent and understandings, written or oral, relating to such subject matters.

14)
Successors and Assigns. This Note shall be binding upon the parties hereto and their respective successors and assigns; provided however that none of the parties may assign their rights under this Agreement without the prior written consent of the other parties hereto.

15)
Severability.  If any provision of this Note is held to be unenforceable, invalid or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable under Applicable Law, and the enforceability and validity of the remaining provisions of this Note shall not be affected thereby.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date set forth above.

AEG LIVE LLC

By: /s/ F. W. Webking, Jr.

Name:  F. W. Webking, Jr.

Title: Senior Vice President and Chief Financial Officer

PREMIER EXHIBITION MANAGEMENT, LLC

By: /s/ Michael Little

 Name:   Michael Little

Title:  Chief Financial Officer and Chief Operating Officer